EXHIBIT 99.1
Crimson Exploration Inc. Provides Drilling Schedule Update
Houston, TX – (BUSINESS WIRE) – April 12, 2010 - Crimson Exploration Inc. (NasdaqGM: CXPO) today has provided an update on its 2010 drilling schedule.

East Texas - Haynesville Shale

Crimson recently commenced the drilling of its Grizzly #1 horizontal well targeting the Haynesville Shale formation and is currently drilling below 3,000 feet toward an 18,600 foot total depth. The Company anticipates an approximate 4500’foot lateral, with 14 stages of frac, in the Haynesville or Mid-Bossier Shale.  The drilling of the pilot hole and the lateral is expected to be completed by July 1, 2010 with fracing/completion to follow.  Crimson owns an approximate 55% working interest in this San Augustine County well that is approximately 2.5 miles to the south of the Kardell #1H well, our first Haynesville Shale well in East Texas.  We have a rig currently under contract that positions us to pursue a continuous drilling program in this resource play for the remainder of this year and into next year.  After the completion of the Grizzly well, this rig will move to one of three locations that are currently being prepared; i.e. Kodiak, located approximately 2.5 miles SSE of the Kardell #1H, Gobi, located approximately 2.5 miles SW of the Kardell #1H or Bengal, located in the Tiger Prospect Area approximately 10 miles SE of the Kardell #1H. Grizzly, Kodiak, and Gobi are located in the Bruin prospect area, where we anticipate drilling 2 to 3 operated wells during 2010.

Preparations have been completed for the drilling of the first Haynesville Shale well in our Fairway Farms prospect area, also in San Augustine County, approximately 3.5 miles to the southeast of the Kardell #1H, and that well is scheduled to spud in mid-May.  We will own an approximate 30% non-operated working interest in the initial well in the Fairway Farms prospect area.  We anticipate that two wells will be drilled in the Fairway Farms area during 2010.

In our Tiger and Tebo prospect areas, located six miles southeast of the Fairway Farms area, land work and drilling logistics are being finalized.   We will likely contract for a second rig to move between Tiger, Tebo, and the Bruin areas during 2010 and 2011. The initial wells in Tiger and Tebo will likely spud in the third and fourth quarters, respectively.  We will own an approximate 50% working interest in these prospect areas and will be the operator.

Recently announced successes by Cabot, Common Resources, and EOG Resources as well as continued activity by XTO, Devon, Encana, Forest Oil and others, continues to enhance the overall potential in this area in the Haynesville, Mid-Bossier, James Lime, and Pettet Lime formations.

Southeast Texas - Liberty County, TX

We recently commenced the drilling of the Catherine Henderson A-7 development well in the Felicia Field in Liberty County.  We own an approximate 66% working interest in this operated well, and are currently drilling below 7,700 feet toward a 13,000 foot objective.  Assuming success, completion of this well and hookup to sales is anticipated to occur by the end of the second quarter 2010.  This well is targeting the Lower Cook Mountain formation that has been the foundation of our highly successful drilling program in Liberty County since we acquired this area in 2007. We anticipate drilling 2-3 more wells in Liberty County during the remainder of 2010.

South Texas - Eagle Ford Shale

Crimson and its partners are nearing completion of strategic plans for the pursuit of the Eagle Ford Shale in our Bee County acreage.  We own a 40% working interest in approximately 2,800 acres in the area.  Plans likely will include the commencement of a horizontal well during the fourth quarter of 2010.  The probable location of this well, in what we have designated as our Pawnee prospect area, is between successful Eagle Ford wells drilled recently by Conoco Phillips to the north and northeast and Pioneer to the southwest.

In our Fashing area, approximately 16 miles to the north of our Pawnee area, and where we own an approximate 50% working interest in 1,500 gross HBP acres, leasing and drilling activity has increased dramatically.  EOG has been active, drilling and permitting horizontal wells approximately two miles north of our leasehold, which is currently believed to be in the oil corridor of the Eagle Ford Shale Play.

We also own a 95% working interest in approximately 4,600 gross acres in southeast Zavala County where activity targeting the Eagle Ford Shale in the oil corridor of the play has increased. Petrohawk has announced the initial results on their Redhawk Prospect located approximately 17 miles WNW and Chesapeake has drilled to total depth on their initial horizontal well in Zavala County approximately 6 miles N of our leasehold. We are currently reviewing the area for potential late 2010 or early 2011 company operated drilling activity.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. At present, the Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, approximately 12,000 net acres in the highly prospective Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, prospective Eagle Ford acreage positions in South Texas and production and acreage in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”).  Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations.  All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond

Crimson’s control.  Statements regarding future production, revenue and cash flow are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas.  These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2009, for a further discussion of these risks.

Contact:  Crimson Exploration Inc., Houston, TX
   E. Joseph Grady, 713-236-7400

Source:    Crimson Exploration Inc.